News Release

Firsthand Technology Value Fund Discloses
Top Portfolio Holdings

San Jose, CA, August 8, 2014 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of July 31, 2014 were Twitter, Facebook, IntraOp Medical, Turn, and Pivotal Systems.

1.
Twitter, Inc. (NYSE: TWTR) is an online social networking service that lets users send and receive 140-character messages (“tweets”). As of July 31, 2014, the Fund’s investment in Twitter consisted of 1,006,200 shares of common stock plus options and represented approximately 22.4% of the Fund’s estimated net assets.*

2.
Facebook, Inc. (NASDAQ: FB) is an online social networking service with more than 1 billion monthly active users worldwide. As of July 31, 2014, the Fund’s investment in Facebook consisted of 600,000 shares of common stock and represented approximately 17.0% of the Fund’s estimated net assets.*

3.
IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of July 31, 2014, the Fund’s investment in IntraOp consisted of 20,300,000 shares of preferred stock plus debt securities and represented approximately 8.6% of the Fund’s estimated net assets.*

4.
Turn Inc. is a leading provider of advertising technology to Fortune 1000 marketers and their agencies. As of July 31, 2014, the Fund’s investment in Turn consisted of 1,798,562 shares of preferred stock and represented approximately 5.8% of the Fund’s estimated net assets.*

5.
Pivotal Systems, Inc. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of July 31, 2014, the Fund’s investment in Pivotal consisted of 19,857,028 shares of preferred stock plus debt securities, and represented approximately 4.7% of the Fund’s estimated net assets.*

News Release

The Fund also announced that, as of July 31, 2014, estimated net assets of the Fund were approximately $257 million, or $28.28 per share, including cash of approximately $3.93 per share. As of that date, the Fund’s top five holdings constituted 58.5% of the Fund’s estimated net assets. Complete financial statements and a detailed schedule of investments as of June 30, 2014, are available with the Fund’s quarterly report filing on Form 10-Q, available on our website.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

*Estimated net assets as of July 31, 2014, represent net assets of approximately $248 million as of June 30, 2014, plus the net change in unrealized appreciation/depreciation and realized gains/losses on publicly-traded securities since June 30, 2014. For the purposes of calculating the percentage of net assets represented by each investment, the value of each holding is determined by the most recent of: (1) the purchase price, (2) the market value for public securities, less any discounts taken due restrictions on the stock, or (3) the June 30, 2014, fair value of each security, as determined under procedures approved by our Board of Directors.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com